Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of March 12, 2014, by and among CPI International, Inc., a Delaware corporation (the "Issuer"), CPI International Holding Corp., a Delaware Corporation, (the "Parent"), the indirect, wholly-owned subsidiaries of the Issuer listed as guarantors on the signature pages hereto (such subsidiaries, collectively with the Parent, the "Guarantors"), The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee under the Indenture referred to below (the "Trustee"), and the other Guarantors (as defined in the Indenture referenced below).
W I T N E S S E T H
WHEREAS, the Issuer and the Parent have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of February 11, 2011, providing for the issuance of an aggregate principal amount of $215,000,000 of 8.00% Senior Notes due 2018 (the "Notes");
WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may amend certain provisions of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture;
WHEREAS, the Issuer solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated March 5, 2014 (the "Consent Solicitation Statement"), from Holders representing at least a majority in aggregate principal amount of the outstanding Notes (excluding any Notes held by the Issuer or any of its Affiliates) to the amendments contemplated hereby;
WHEREAS, it is provided in Section 9.05 of the Indenture that after a supplemental indenture becomes effective in accordance with its terms it shall thereafter bind every Holder;
WHEREAS, the Issuer desires to execute this Second Supplemental Indenture embodying the modifications to the Indenture made and approved as aforesaid and has requested that the Trustee execute this Second Supplemental Indenture pursuant to Section 9.07 of the Indenture;
WHEREAS, the Board of Directors of the Issuer has authorized the Issuer to enter into this Second Supplemental Indenture for the purpose of embodying the modification of the Indenture made and approved as aforesaid; and
WHEREAS, the Issuer represents that all acts and things necessary have happened, been done, and been performed, to make this Second Supplemental Indenture a valid and binding instrument, in accordance with its terms.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Amendments. From and including the date at which the Issuer provides to the Trustee an Officers’ Certificate certifying that the conditions set forth in the Consent Solicitation Statement have either been satisfied or, where permitted, waived by the Issuer, and which shall expressly state the date on which the amendments to the Indenture set forth herein are to become operative (such date, the “Effective Date”), the following amendments to the Indenture shall apply:

(a)Section 1.01 of the Indenture is amended as follows:

(i)	The definition of "Applicable Premium" in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

"Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of: (i) 4.0% of the principal amount of such Note; and (ii) the excess, if any, of: (A) the present value at such Redemption Date of (1) the redemption price of such Note on February 15, 2016 (such redemption price being that set forth in Section 5(a) of the Notes) plus (2) all required remaining scheduled interest payments due on such Note through February 15, 2016, computed using a discount rate equal to the Treasury Rate on such Redemption Date plus 50 basis points per annum, over (B) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

(ii)	The definition of "Treasury Rate" in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to February 15, 2016; provided, however, that if the period from such Redemption Date to February 15, 2016 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to February 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(b)Section 4.10(b)(1) of the Indenture is hereby deleted in its entirety and replaced with the following:

(1)    Indebtedness under Credit Facilities in an aggregate amount at any time outstanding not to exceed $365.0 million;

(c)A new Section 4.11(b)(11) is hereby added to the Indenture as follows:

(11)    the declaration and payment of a dividend by the Issuer to Parent in an amount not to exceed $175.0 million;

(d)Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

SECTION 1. Interest. CPI International Acquisition, Inc., a Delaware corporation (the “Issuer”) promises to pay interest on the principal amount of this Note at 8.00% per annum from February 11, 2011 until the Amendment Effective Date. From the Amendment Effective Date until maturity, the Issuer promises to pay interest on the principal amount of this Note at 8.75% per annum. The Issuer will pay interest semi- annually on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing August 15, 2011. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.
The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post- petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. “Amendment Effective Date” means the date on which the amendment to this Indenture implemented by the Supplemental Indenture described by the Consent Solicitation Statement dated as of March 5, 2014 (as amended) became operative.

(e)Section 5 of the Note is hereby deleted in its entirety and replaced with the following:

SECTION 5. Optional Redemption. (a)    At any time or from time to time on or after February 15, 2016, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on February 15 of the years indicated:

Year            Percentage
2016        104.00%
2017 and thereafter    101.00%

(a)At any time prior to February 15, 2016, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date.

(b)	[Reserved.]

3.Effectiveness. This Second Supplemental Indenture shall be effective upon execution by the parties hereto; provided, that the amendments effected hereby shall not become operative until the Effective Date. For the avoidance of doubt, the Effective Date and the Amendment Effective Date, as defined in the amendment to Section 1 of the Note set forth in Section 2(d) hereof, shall be the same date. If the amendments effected hereby do not become operative by 11:59 p.m. on May 1, 2014, this Second Supplemental Indenture shall be null and void as if it had never been entered into.

4.Governing Law. This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

5.Counterparts. The parties may sign any number of copies or counterparts of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

6.Effect of Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

7.Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Issuer and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written .

CPI INTERNATIONAL, INC., as Issuer

By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Chief Financial Officer, Treasurer and Secretary

CPI INTERNATIONAL HOLDING CORP., as Guarantor

By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Chief Financial Officer, Treasurer and Secretary

COMMUNICATIONS & POWER INDUSTRIES LLC, as Guarantor

By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Chief Financial Officer, Treasurer and Secretary

CPI ECONCO DIVISION, as Guarantor

By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Treasurer and Secretary

CPI SUBSIDIARY HOLDINGS LLC, as Guarantor
By:	Communications & Power Industries, LLC, its sole member
By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Chief Financial Officer, Treasurer and Secretary

CPI MALIBU DIVISION, as Guarantor

By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Secretary and Chief Financial Officer

COMMUNICATIONS & POWER INDUSTRIES INTERNATIONAL INC., as Guarantor

By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ MICHAEL COUNTRYMAN
Name:	Michael Countryman
Title:	Vice President